Exhibit 7(q)

DISTRIBUTION AGREEMENT SUPPLEMENT

The RBB Fund, Inc.

Perimeter Small Cap Growth fund, Inc.

This supplemental agreement is entered into this ___ day of __________, 2009 by and between THE RBB FUND, INC. (the “Company”) and PFPC DISTRIBUTORS, INC. (the “Distributor”).

The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Company and the Distributor have entered into a Distribution Agreement, dated as of January 2, 2001 (as from time to time amended and supplemented, the “Distribution Agreement”), pursuant to which the Distributor has undertaken to act as distributor for the Company, as more fully set forth therein. Certain capitalized terms used without definition in this supplemental agreement have the meaning specified in the Distribution Agreement.

The Company agrees with the Distributor as follows:

1. Adoption of Distribution Agreement. The Distribution Agreement is hereby adopted for the Perimeter Small Cap Growth Fund, Inc. Class of Common Stock of the Company (the “Class”).

2. Payment of Fees. For all services to be rendered, facilities furnished and expenses paid or assumed by the Distributor on behalf of the Class as provided in the Distribution Agreement and herein, the Company shall pay the Distributor no compensation.

3. Counterparts. This supplemental agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, execute this supplemental agreement with an effective date as of the date and year first above written.

THE RBB FUND, INC.		PFPC DISTRIBUTORS, INC.

By:		By:
Name:		Name:
Title:	President	Title: